Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025, Bannix Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Bannix Acquisition Corp.
effective at the opening of the trading session on July 28, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on September 13, 2024. On September 20, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On November 7, 2024, the hearing was held. On November 29, 2024, the Panel reached a decision and a Decision letter was issued on December 2, 2024.
The Panel determined to grant the request of the Company to continue its listing on the Exchange so long as it met the milestone noted in the December 2, 2024 decision letter.
On March 13, 2025, the Exchange issued a letter to the Company notifying that trading would cease effective March 17, 2025 since the Company failed to meet the milestone noted in the decision letter. The Company securities were suspended on March 17, 2025.
The Staff determination to delist the Company securities became final on April 28, 2025.